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                                                                    EXHIBIT 99.1


NEWS
                                                Contact:  Thomas W. Campo
                                                        (212) 887-6827



          HEARST-ARGYLE TELEVISION STOCKHOLDERS APPROVE ACQUISITION
                          OF PULITZER BROADCAST GROUP


     NEW YORK, NY, March 17, 1999 Hearst-Argyle Television, Inc. (NYSE: HTV) announced today that its stockholders approved the acquisition by Hearst-Argyle of the broadcast group of Pulitzer Publishing Company (NYSE: PTZ). The transaction is expected to close on March 18.


     The stockholders of Pulitzer Publishing also approved the acquisition by Hearst-Argyle at a meeting held today.


          Also at the Hearst-Argyle meeting, Hearst-Argyle stockholders approved an amendment to the Company's amended and restated certificate of incorporation to increase the number of authorized shares of Hearst-Argyle Common Stock from 200 million to 300 million shares.


     Upon completion of the merger, Hearst-Argyle Television, Inc. will own and/or manage 26 network-affiliated television stations, and will own and/or manage seven radio stations, in geographically diverse U.S. markets. The Company's television stations will reach about 17.5% of U.S. TV households, making it one of the two largest non-network owned television station groups in the United States as well as one of the eight largest television groups overall as measured by audience delivered. Hearst-Argyle trades on the New York Stock Exchange under the symbol "HTV."